Summit Midstream Partners, LP 2100 McKinney Avenue; Suite 1250 Dallas, Texas 75201

Summit Midstream Partners, LP Reports First Quarter 2014 Financial and Operating Results

Dallas, Texas (May 6, 2014) - Summit Midstream Partners, LP (NYSE: SMLP) today announced financial and operating results for the three months ended March 31, 2014. SMLP reported adjusted EBITDA of $46.6 million and adjusted distributable cash flow of $34.3 million for the first quarter of 2014, an increase of 26.4% and 5.8%, respectively, over the first quarter of 2013. SMLP reported $6.4 million of net income for the first quarter of 2014 compared to $13.9 million for the first quarter of 2013. Volume throughput on SMLP’s assets averaged 1,311 million cubic feet per day (“MMcf/d”) in the first quarter of 2014, an increase of 20.3% over 1,090 MMcf/d in the first quarter of 2013.
Steve Newby, President and Chief Executive Officer of SMLP commented, “SMLP’s strong first quarter 2014 financial performance was driven by record system volume throughput on our diversified asset base and by executing our drop down strategy, which enables us to mitigate certain risks associated with development projects at Summit Investments before offering them to SMLP. During the first quarter of 2014, we completed a $305 million Red Rock acquisition from Summit Investments, our second drop down transaction to date.”
“The first quarter of 2014 results enabled us to deliver our sixth consecutive quarterly distribution increase to our unitholders. In addition to growing our distributions per unit by 19.0% over the first quarter of 2013, SMLP continues to focus on maintaining a strong distribution coverage ratio, which was 1.13x for the first quarter of 2014. Our large inventory of assets under development at Summit Investments continues to generate significant new organic development opportunities, which are expected to provide SMLP with visible distribution growth for many years to come.”
Financial and operating results for the first quarter of 2014 benefitted from SMLP’s acquisition of Mountaineer Midstream Company, LLC (“Mountaineer Midstream”), which was acquired from an affiliate of MarkWest Energy Partners, L.P. (“MarkWest”) in June 2013. Results for Mountaineer Midstream are not included in SMLP’s financial or operational results prior to its acquisition in June 2013. The first quarter of 2014 also reflects a full quarter of Bison Midstream, LLC (“Bison Midstream”), which was acquired from an affiliate of Summit Midstream Partners, LLC (“Summit Investments”) in June 2013.
Because of the common control aspects of the June 2013 Bison drop down and the March 2014 Red Rock Gathering Company, LLC (“Red Rock”) drop down, these acquisitions were deemed transactions between entities under common control and, as such, both have been accounted for on an “as if pooled” basis for all periods in which common control existed. As a result, SMLP’s financial and operating results retrospectively include financial and operating results from Bison Midstream since February 16, 2013, and from Red Rock since October 23, 2012, the date that each was originally acquired by Summit Investments.
Volume throughput averaged 1,311 MMcf/d in the first quarter of 2014 compared to 1,090 MMcf/d in the first quarter of 2013 primarily due to SMLP’s acquisition Mountaineer Midstream in June 2013, and a full quarter of contribution from Bison Midstream.
Volume throughput on the Mountaineer Midstream system averaged 286 MMcf/d in the first quarter of 2014, up 45.2% over 197 MMcf/d in the fourth quarter of 2013. Volume throughput increased throughout the first quarter of 2014 as a result of an active drilling program by our customer, Antero Resources Corp. (“Antero”). Volumes are expected to continue to grow on this system throughout the balance of 2014 as Antero volumes continue to increase and as processing capacity expansions at MarkWest’s Sherwood Processing Complex increase from 600 MMcf/d currently to 1.2 Bcf/d by the second quarter of 2015.
Volume throughput on the Bison Midstream system averaged 12 MMcf/d in the first quarter of 2014, down 14.3% from 14 MMcf/d in the fourth quarter of 2013. Volume throughput on the Bison Midstream system was negatively impacted in the first quarter of 2014 by (i) a continuation of severe winter weather in northwestern North Dakota during the first quarter of 2014 and (ii) operational challenges caused by water hydrate issues experienced during the fourth quarter of 2013 and the first quarter of 2014. During the first quarter of 2014, SMLP completed

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operational improvements on the Bison Midstream system that are expected to remediate the water hydrate issues going forward.
Volume throughput on the DFW Midstream system averaged 348 MMcf/d in the first quarter of 2014, down 5.9% from the fourth quarter of 2013 and down 16.9% from the first quarter of 2013. Volume declines resulted from the natural decline of existing wells, and several customers continuing to temporarily shut-in several pad sites to drill and/or complete new wells. SMLP estimates that volume throughput on the DFW Midstream system was impacted by approximately 10 MMcf/d during the first quarter of 2014. Currently, there are two rigs drilling in the DFW Midstream service area.
Volume throughput on the Grand River system averaged 665 MMcf/d in the first quarter of 2014 (including Red Rock), up 3.6% over the 642 MMcf/d in the fourth quarter of 2013, and consistent with 663 MMcf/d of volume throughput in the first quarter of 2013. Volume throughput growth in the first quarter of 2014 compared to the fourth quarter of 2013 was primarily due to increased volume throughput from several customers including WPX Energy, Inc., and affiliates of Black Hills Corporation (“Black Hills”) and Ursa Resources Group II. During the first quarter of 2014, Grand River commissioned the DeBeque Processing Plant for Black Hills and immediately began processing liquids rich Mancos gas from wells that Black Hills had previously drilled and completed.
The Grand River system continues to benefit from its gathering agreements, which include minimum volume commitments (“MVCs”) that increase annually both in rate and volume commitments over the next few years, and largely mitigate the financial impact associated with declining volumes from certain customers. Lower volume throughput from certain Grand River customers during the first quarter of 2014 translated into larger MVC shortfall payments, thereby minimizing the impact on adjusted EBITDA.

	Volume Throughput By System
	Quarter Ended March 31,		YTD Period Ended March 31,
(MMcf/d)	2014	2013	2014	2013
Average Daily Throughput:
Mountaineer Midstream	286	*	286	*
Bison Midstream	12	8	12	8
DFW Midstream	348	419	348	419
Grand River	665	663	665	663
Total Average Daily Throughput:	1,311	1,090	1,311	1,090

(1)
The 2013 volume throughput shown in the table above reflects the total volume attributable to each asset while under SMLP’s control in 2013. Mountaineer Midstream was acquired by SMLP in June 2013. Bison Midstream was acquired from an affiliate of Summit Investments in June 2013 and includes results for all periods in which common control existed, beginning in February 2013.

(2)
Includes Red Rock volume throughput. The Red Rock assets were acquired by Grand River Gathering from an affiliate of Summit Investment in March 2014, and the Grand River system includes the financial and operational results associated with the Red Rock assets for all periods during which common control existed, beginning in October 2012.

2014 SMLP Financial Guidance Reaffirmed
SMLP is reaffirming its 2014 adjusted EBITDA guidance of $190.0 million to $210.0 million. SMLP continues to expect to pay a distribution for the fourth quarter of 2014 that is 15.0% to 20.0% over the $0.48 per unit distribution paid for the fourth quarter of 2013.
SMLP’s 2014 financial guidance excludes the effect of any other acquisitions or potential drop down transactions from Summit Investments.
MVC Shortfall Payments
Adjusted EBITDA in the first quarter of 2014 was positively impacted by $13.4 million of adjustments associated with the MVC mechanisms in SMLP’s gathering agreements. Of the $13.4 million adjustment, (i) $9.6 million was related to MVC shortfall payments, and (ii) $3.8 million was related to the change in deferred revenue.

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	Three Months Ended March 31, 2014
(In Millions)	MVC Billings	Gathering Revenue	Adjustments to MVC Shortfall Payments	Net Impact to Adjusted EBITDA
Net Change in Deferred Revenue:
Mountaineer Midstream	$—	$—	$—	$—
Bison Midstream	0.2	—	0.2	0.2
DFW Midstream	—	—	—	—
Grand River	3.6	—	3.6	3.6
Total	$3.8	$—	$3.8	$3.8

MVC Shortfall Payment Adjustments:
Mountaineer Midstream	$1.0	$1.0	$—	$1.0
Bison Midstream	—	—	2.5	2.5
DFW Midstream	—	—	0.8	0.8
Grand River	0.4	0.4	4.9	5.3
Total	$1.4	$1.4	$8.2	$9.6

TOTAL	$5.2	$1.4	$12.0	$13.4
SMLP billed its customers $5.2 million of MVC shortfall payments in the first quarter of 2014 due to actual volume throughput that was lower than the minimum volumes that those customers were contractually required to ship under their gas gathering agreements. Of the quarterly MVC shortfall payments, $3.8 million was recorded as deferred revenue on SMLP’s balance sheet because these customers have the ability to use these MVC shortfall payments to offset gathering fees related to future throughput in excess of future period MVCs. MVC shortfall payment adjustments in the first quarter of 2014 totaled $8.2 million and included adjustments related to future anticipated shortfall payments from certain customers on the Grand River, Bison Midstream and DFW Midstream systems.
Certain of our gas gathering agreements do not have credit banking mechanisms and as such, the MVC shortfall payments from these customers are accounted for as gathering revenue in the period that it is earned. For the first quarter of 2014, the Grand River system recognized $0.4 million of gathering revenue associated with MVC shortfall payments and the Mountaineer Midstream system recognized $1.0 million of gathering revenue associated with MVC shortfall payments.
Capital Expenditures
For the three months ended March 31, 2014, SMLP recorded total capital expenditures of $40.1 million, including approximately $5.1 million of maintenance capital expenditures. Development activities during the first quarter of 2014 were primarily related to the construction of various pipeline and compressor expansion projects across the Grand River (including Red Rock), Bison Midstream, and Mountaineer Midstream systems to facilitate future expected volume throughput growth.
In March 2014, SMLP commissioned the DeBeque Processing Plant on the Grand River system. This project is supported by a long-term, fee-based processing agreement with Black Hills. SMLP also commissioned a new 150 gallon per minute natural gas treating facility on the DFW Midstream system in February 2014, which is currently running at full capacity. In the Marcellus Shale, SMLP continued its development of the Zinnia Loop project during the first quarter of 2014. Upon completion, which is expected in the third quarter of 2014, the Zinnia Loop

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project will increase the Mountaineer Midstream system’s delivery capacity to MarkWest’s Sherwood Processing Complex from 550 MMcf/d to 1,050 MMcf/d. SMLP also continued developing multiple pipeline and compression projects throughout the Piceance Basin, the Bakken Shale, and the Barnett Shale to connect new pad sites to SMLP’s existing gathering systems.
Capital & Liquidity
As of March 31, 2014, SMLP had total liquidity (cash plus undrawn borrowing capacity under its $700.0 million revolving credit facility) of $319.4 million. Based upon the terms of SMLP’s revolving credit facility and total outstanding debt of $691.0 million, total leverage (net debt divided by EBITDA) was approximately 3.9 to 1 as of March 31, 2014.
Quarterly Distribution
On April 24, 2014, the board of directors of SMLP’s general partner declared a quarterly cash distribution of $0.50 per unit on all outstanding common and subordinated units, or $2.00 per unit on an annualized basis, for the quarter ended March 31, 2014. This distribution will be paid on May 15, 2014 to unitholders of record as of the close of business on May 8, 2014.
This was SMLP’s sixth consecutive quarterly per unit distribution increase. It represents an increase of $0.08 per unit, or 19.0%, over the distribution paid for the first quarter of 2013 and an increase of $0.02 per unit, or 4.2%, over the distribution paid for the fourth quarter of 2013.
First Quarter 2014 Earnings Call Information
SMLP will host a conference call at 10:00 a.m. Eastern on Wednesday, May 7, 2014, to discuss its quarterly operating and financial results. Interested parties may participate in the call by dialing 847-619-6441 or toll-free 877-261-8990 and entering the passcode 37176450. The conference call will also be webcast live and can be accessed through the Investors section of SMLP’s website at www.summitmidstream.com.
A replay of the conference call will be available until May 21, 2014 at 11:59 p.m. Eastern, and can be accessed by dialing 888-843-7419 and entering the replay passcode 37176450#. An archive of the conference call will also be available on SMLP’s website.
Use of Non-GAAP Financial Measures
We report financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). We also present EBITDA, adjusted EBITDA, distributable cash flow and adjusted distributable cash flow. We define EBITDA as net income, plus interest expense, income tax expense, and depreciation and amortization expense, less interest income and income tax benefit. We define adjusted EBITDA as EBITDA plus unit-based compensation, adjustments related to MVC shortfall payments and loss on asset sales, less gain on asset sales. We define distributable cash flow as adjusted EBITDA plus cash interest income, less cash paid for interest expense and income taxes, senior notes interest expense and maintenance capital expenditures. We define adjusted distributable cash flow as distributable cash flow plus or minus other non-cash or non-recurring expenses or income. Our definitions of these non-GAAP financial measures may differ from the definitions of similar measures used by other companies. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating our financial performance. Furthermore, management believes that these non-GAAP financial measures may provide users with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business. These measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Reconciliations of GAAP to non-GAAP financial measures are attached to this release.
About Summit Midstream Partners, LP
SMLP is a growth-oriented limited partnership focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in the core producing areas of unconventional resource basins, primarily shale formations, in North America. SMLP currently provides natural gas gathering, treating and

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processing services pursuant to long-term, primarily fee-based natural gas gathering and processing agreements with our customers and counterparties in four unconventional resource basins: (i) the Appalachian Basin, which includes the Marcellus Shale formation in northern West Virginia; (ii) the Williston Basin, which includes the Bakken and Three Forks shale formations in northwestern North Dakota; (iii) the Fort Worth Basin, which includes the Barnett Shale formation in north-central Texas; and (iv) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale formations in western Colorado and eastern Utah. SMLP owns and operates 2,294 miles of pipeline and 239,800 horsepower of compression. SMLP is headquartered in Dallas, TX with regional corporate offices in Houston, TX, Denver, CO and Atlanta, GA.
About Summit Midstream Partners, LLC
Summit Midstream Partners, LLC (“Summit Investments”) indirectly owns a 56.8% limited partner interest in SMLP and indirectly owns and controls the general partner of SMLP, Summit Midstream GP, LLC, which has sole responsibility for conducting the business and managing the operations of SMLP. Summit Investments owns, operates and is developing various crude oil, associated natural gas, and water-related midstream energy infrastructure assets in the Bakken Shale in North Dakota and in the DJ Niobrara Shale in Colorado. Summit Investments is also developing natural gas gathering and condensate stabilization infrastructure in the Utica Shale in southeastern Ohio under a joint venture agreement with affiliates of MarkWest Energy Partners, L.P. and The Energy & Minerals Group. Summit Investments is a privately held company owned by members of management, funds controlled by Energy Capital Partners II, LLC, and GE Energy Financial Services, Inc. and certain of its affiliates.
Forward-Looking Statements
This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management’s control) that may cause our actual results in future periods to differ materially from anticipated or projected results. An extensive list of specific material risks and uncertainties affecting us is contained in our 2013 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 10, 2014 and as amended and updated from time to time. Any forward-looking statements in this press release are made as of the date of this press release and SMLP undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

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SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2014	2013
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$10,404	$20,357
Accounts receivable	47,104	67,877
Other assets	3,015	4,741
Total current assets	60,523	92,975
Property, plant and equipment, net	1,177,156	1,158,081
Intangible assets, net:
Favorable gas gathering contracts	17,446	17,880
Contract intangibles	375,344	383,306
Rights-of-way	102,035	100,991
Total intangible assets, net	494,825	502,177
Goodwill	115,888	115,888
Other noncurrent assets	14,000	14,618
Total assets	$1,862,392	$1,883,739

Liabilities and Partners' Capital
Current liabilities:
Trade accounts payable	$22,766	$25,117
Due to affiliate	1,043	653
Deferred revenue	1,555	1,555
Ad valorem taxes payable	4,070	8,375
Accrued interest	5,740	12,144
Other current liabilities	10,395	11,729
Total current liabilities	45,569	59,573
Long-term debt	691,000	586,000
Noncurrent liabilities, net	6,166	6,374
Deferred revenue	33,410	29,683
Other noncurrent liabilities	371	372
Total liabilities	776,516	682,002
Commitments and contingencies

Common limited partner capital	716,589	566,532
Subordinated limited partner capital	343,252	379,287
General partner interests	26,035	23,324
Summit Investments' equity in contributed subsidiaries	—	232,594
Total partners' capital	1,085,876	1,201,737
Total liabilities and partners' capital	$1,862,392	$1,883,739

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SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended March 31,
	2014	2013
	(In thousands, except per-unit and unit amounts)
Revenues:
Gathering services and other fees	$50,072	$45,972
Natural gas, NGLs and condensate sales and other	26,356	16,292
Amortization of favorable and unfavorable contracts	(226)	(280)
Total revenues	76,202	61,984

Costs and expenses:
Operation and maintenance	19,181	17,579
Cost of natural gas and NGLs	15,281	7,965
General and administrative	7,886	6,567
Transaction costs	537	38
Depreciation and amortization	19,642	13,912
Total costs and expenses	62,527	46,061
Other income	1	1
Interest expense	(7,144)	(1,879)
Income before income taxes	6,532	14,045
Income tax expense	(159)	(181)
Net income	$6,373	$13,864
Less: net income attributable to Summit Investments	2,828	1,384
Net income attributable to SMLP	3,545	12,480
Less: net income attributable to general partner, including IDRs	431	250
Net income attributable to limited partners	$3,114	$12,230

Earnings per limited partner unit:
Common unit – basic	$0.08	$0.25
Common unit – diluted	$0.08	$0.25
Subordinated unit – basic and diluted	$0.02	$0.25

Weighted-average limited partner units outstanding:
Common unit – basic	29,911,669	24,412,427
Common unit – diluted	30,067,658	24,455,603
Subordinated unit – basic and diluted	24,409,850	24,409,850

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SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
OTHER FINANCIAL AND OPERATING DATA

	Three months ended March 31,
	2014		2013
	(Dollars in thousands)
Other financial data:
EBITDA (1)	$33,543		$30,115
Adjusted EBITDA (1)	46,619		36,872
Capital expenditures	40,100		28,297
Acquisition capital expenditures (2)	305,000		—
Distributable cash flow	33,733		32,359
Adjusted distributable cash flow	34,270		32,397
Distributions declared (3)	30,384		20,425
Distribution coverage ratio	1.13	x

Operating data:
Miles of pipeline (end of period)	2,294		2,172
Aggregate average throughput (MMcf/d)	1,311		1,090
__________
(1) Includes transaction costs. These unusual and non-recurring expenses are settled in cash.
(2) Reflects cash paid and value of units issued, if any, to fund acquisitions.
(3) For the three months ended March 31, 2014, reflects quarterly cash distributions of $0.50 per unit in respect of the first quarter of 2014 that will be paid May 15, 2014. For the three months ended March 31, 2013, reflects quarterly cash distributions of $0.42 per unit in respect of the first quarter of 2013 that was paid May 15, 2013.

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SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

	Three months ended March 31,
	2014		2013
	(Dollars in thousands)
Reconciliations of Net Income to EBITDA, Adjusted EBITDA, Distributable Cash Flow and Adjusted Distributable Cash Flow:
Net income (1)	$6,373		$13,864
Add:
Interest expense	7,144		1,879
Income tax expense	159		181
Depreciation and amortization expense	19,642		13,912
Amortization of favorable and unfavorable contracts (2)	226		280
Less:
Interest income	1		1
EBITDA (1)	$33,543		$30,115
Add:
Unit-based compensation	1,063		462
Adjustments related to MVC shortfall payments (3)	12,013		6,295
Adjusted EBITDA (1)	$46,619		$36,872
Add:
Interest income	1		1
Less:
Cash interest paid	14,308		1,889
Senior notes interest expense (4)	(6,500)		—
Maintenance capital expenditures	5,079		2,625
Distributable cash flow	$33,733		$32,359
Add:
Transaction costs (1)	537		38
Adjusted distributable cash flow	$34,270		$32,397

Distributions declared (5)	$30,384		$20,425

Distribution coverage ratio	1.13	x
__________
(1) Includes transaction costs. These unusual and non-recurring expenses are settled in cash.
(2) The amortization of favorable and unfavorable contracts relates to gas gathering agreements that were deemed to be above or below market at the acquisition of the DFW Midstream system. We amortize these contracts on a units-of-production basis over the life of the applicable contract. The life of the contract is the period over which the contract is expected to contribute directly or indirectly to our future cash flows.
(3) Adjustments related to MVC shortfall payments account for (i) the net increases or decreases in deferred revenue for MVC shortfall payments and (ii) our inclusion of future expected annual MVC shortfall payments.
(4) Senior notes interest expense represents interest expense recognized and accrued during the period.  Interest of 7.50% on the $300.0 million senior notes is paid in cash semi-annually in arrears on January 1 and July 1 until maturity in July 2021.

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(5) For the three months ended March 31, 2014, reflects quarterly cash distributions of $0.50 per unit in respect of the first quarter of 2014 that will be paid May 15, 2014. For the three months ended March 31, 2013, reflects quarterly cash distributions of $0.42 per unit in respect of the first quarter of 2013 that was paid May 15, 2013.
Contact: Marc Stratton, Vice President and Treasurer, 214-242-1966, ir@summitmidstream.com
SOURCE: Summit Midstream Partners, LP

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